                                   EXHIBIT 23





                            CROGHAN BANCSHARES, INC.


                         Consent of Independent Auditor



The Board of Directors
Croghan Bancshares, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-53075) on Form S-8 of Croghan Bancshares, Inc. of our report dated January 11, 2002, relating to the consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Croghan Bancshares, Inc.

                                       /s/  CLIFTON GUNDERSON LLP



Toledo, Ohio
March 19, 2002